Exhibit 99.1 - Explanation of Responses
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   (1) S.A.C. Capital Associates, LLC, an Anguillan limited liability company
   ("SAC Associates"), directly owns Common Stock of the Issuer and warrants for Common Stock of the Issuer. S.A.C. Capital Advisors, LLC, ("SAC Advisors") and S.A.C. Capital Management, LLC ("SAC Management") are investment managers to SAC Associates. Pursuant to investment management agreements, each of SAC Advisors and SAC Management share all investment and voting power with respect to the securities held by SAC Associates. Steven A. Cohen controls each of SAC Advisors and SAC Management. In accordance with Instruction 4(b)(iv), the entire amount of the Issuer's Common Stock held by SAC Associates is reported herein. SAC Advisors, SAC Management and Steven A. Cohen disclaim any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that SAC Advisors, SAC Management or Steven A. Cohen is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.